EXHIBIT 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated September 9, 2011, is entered into by and among Impact Innovations, Inc., a Minnesota corporation (“Buyer”), CSS Industries, Inc., a Delaware corporation (“CSS”), and Cleo Inc, a Tennessee corporation (“Cleo”, and together with CSS, each a “Seller” and collectively, the “Sellers”).
WHEREAS, Cleo is a wholly owned subsidiary of CSS;
WHEREAS, Cleo is in the business of designing, marketing, manufacturing and selling Christmas and everyday gift packaging, including gift wrap, gift boxes, gift bags, gift sacks and tissue (the “Cleo Business”);
WHEREAS, Sellers desire to sell certain assets of the Cleo Business related to, developed for use in or used in the Christmas gift wrap portion of the Cleo Business (the “Cleo Wrap Business”) and to retain the gift bags, gift boxes, gift sacks and tissue portion (which includes Christmas gift bags, gift boxes, gift sacks and tissue paper) and the everyday gift wrap portion of the Cleo Business (the “Retained Cleo Business”); and
WHEREAS, Sellers desire to sell and Buyer desires to purchase certain of the assets of Cleo Wrap Business upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the agreements herein, the parties hereby agree as follows:
ARTICLE I
Purchase and Sale of Assets
1.1 Purchased Assets. On the Closing Date (as defined in Article IV hereof) and on the terms and subject to the conditions hereof, Sellers shall sell, assign, transfer, convey and deliver to Buyer free and clear of all Encumbrances (as defined in Section 5.4 hereof), and Buyer shall purchase from Sellers, all of the assets, properties, rights and interests of Sellers as set forth below (the “Purchased Assets”). The Purchased Assets include the following assets, properties, rights and interests of Sellers:
(a)	All equipment listed on Schedule 1.1(a) attached hereto (the “Fixed Assets”).
(b)	All rights of Sellers under contracts, agreements, licenses, commitments and other arrangements (“Contracts”) to the extent set forth on Schedule 1.1(b) for the 2012 Christmas Season (all of the foregoing being, collectively, the “Assumed Contracts”). For purpose of this Agreement “2012 Christmas Season” means the time frame, which generally begins with planning and design in or about April 2011 and includes all activities related to the production, marketing and sales to customers of products of the Cleo Wrap Business for resale by customers during the 2012 Christmas retail season. To the extent a consent to assignment is required under an Assumed Contract and it is not obtained, such Assumed Contract shall not be assigned to Buyer or assumed by Buyer hereunder, subject, however, to Sellers’ obligations under Section 9.5(b).

(c)	All sales and promotional materials, catalogues and advertising and marketing literature and materials of Sellers solely and exclusively used in the Cleo Wrap Business.
(d)	The customer lists and customer records of the Cleo Wrap Business and the other business records and files of the Cleo Wrap Business relating to sales, marketing and importing information, supplier records and cost and pricing information (the “Business Records”) (including those maintained in computer tapes, disks, or other computer retrievable format, and whether maintained by Sellers or others); provided, however that, for the avoidance of doubt, “Business Records” shall not include any of Sellers’ (1) business records, files or information relating to the Cleo Wrap Business manufacturing and distribution facilities, employees or employee benefit plans or (ii) any records relating to the Retained Cleo Business that are not also used in the Cleo Wrap Business.
(e)	All trademarks, copyrights, applications, patents, trade names, logos, licenses, technical data, product specifications, know-how, trade secrets, prints, designs and other proprietary rights and intellectual property related to, used or developed for use in the Cleo Wrap Business and owned by Sellers, including the intellectual property set forth on Schedule 1.1(e)-1 (the “Owned Intellectual Property”), and such intellectual property currently used by the Sellers in the Cleo Wrap Business (or currently intended to be used by the Sellers in the Cleo Wrap Business for the 2012 Christmas Season) to which Sellers otherwise have assignable or transferable rights, including, but not limited to all such Intellectual Property listed on Schedule 1.1(e)-2 (the “Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Intellectual Property”), but excluding software licenses of Sellers, such Intellectual Property designated on Schedule 1.1(e) as expressly excluded and the licenses designated on Schedule 1.1(e) as being retained by Sellers with respect to the 2011 Christmas Season. “2011 Christmas Season” means the time frame, which began with planning and design in or about April 2010 and includes all activities related to the production, marketing and sales to customers of products of the Cleo Wrap Business for resale by customers during the 2011 Christmas retail season.
(f)	All intangible assets, including without limitation any goodwill and customer order backlog, of Sellers from the Cleo Wrap Business, but not including the customer back log for the 2011 Christmas Season (the “Intangible Assets”).
1.2 Excluded Assets. Notwithstanding the foregoing, any assets of Sellers not included in the Purchase Assets shall be retained by Sellers (the “Excluded Assets”).

ARTICLE II
Assumption of Liabilities
2.1 Assumed Liabilities. As part of the consideration for the purchase and sale of the Purchased Assets, at the Closing, Buyer hereby assumes, and agrees to pay and satisfy as they become due, the following liabilities and obligations of Sellers (the “Assumed Liabilities”), and no others:
(a)	Liabilities and obligations of Sellers under the executory portion of any Assumed Contract accruing from and after the Closing for the 2012 Christmas Season, but not including any Liability or obligation for any breach thereof occurring prior to the Closing Date or any Liability or obligation arising out of Sellers use of any Assumed Contract after the Closing Date.
For purpose of this Agreement “Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.
2.2 Excluded Liabilities. Except as set forth above, Buyer shall have no responsibility for any liabilities or obligations of Sellers of any nature whatsoever, whether similar or dissimilar to the Assumed Liabilities, whether now existing or hereafter arising, and whether known or unknown to Buyer (the “Excluded Liabilities”), including without limitation:
(a)	Liabilities or obligations of Sellers arising out of or relating to (i) Sellers’ ownership of the Purchased Assets, (ii) the operation of the Cleo Wrap Business on or prior to the Closing Date, (iii) the operation of the Cleo Wrap Business with respect to the 2011 Christmas Season, or (iv) the Excluded Assets;
(b)	Liabilities or obligations of Sellers arising out of or related to the operation of CSS or the Retained Cleo Business on, prior to or after the Closing Date;
(c)	Liabilities or obligations of Sellers for foreign, federal, state, county, local or other governmental taxes of Sellers;
(d)	Liabilities or obligations of Sellers that are covered by general liability, casualty, property, and worker’s compensation or other insurance carried by or for Sellers;
(e)	Liabilities or obligations of Sellers arising out of any litigation or administrative or arbitration proceeding to which any of Seller is a party;
(f)	Liabilities or obligations of Sellers resulting from any violation by Sellers or any predecessor for which Sellers may be liable, of any applicable foreign, federal, state, county, local or other governmental laws, decrees, ordinances or regulations, or any permit, license, consent, certificate, approval or authorization issued pursuant to such laws, decrees, ordinances or regulations, including, without limitation, those applicable to discrimination in employment, retirement, labor relations, occupational safety, health, trade practices, environmental matters, competition, pricing and advertising;

(g)	Liabilities or obligations of Sellers which were incurred by Sellers or which arise out of any event that occurred or state of facts that existed on or prior to Closing;

(h)	Liabilities under any employee benefit plan of Cleo;
(i)	Liabilities of Sellers arising out of the Worker Adjustment and Retraining Notification Act; and

(j)	Sellers’ obligations under this Agreement.
ARTICLE III
Purchase Price
3.1 Purchase Price. The aggregate purchase price for the Purchased Assets, the Assumed Liabilities and the covenants entered into by Sellers in or pursuant to this Agreement is $7,500,000 (the “Purchase Price”). At the Closing, Buyer will deliver an initial aggregate of $7,500,000 (the “Initial Purchase Price”), as follows:
(a)	Cash Consideration. Buyer will deliver to Sellers by wire transfer or delivery of other immediately available funds to an account designated by Sellers an amount equal to $2,000,000.
(b)	Subordinated Promissory Note. Buyer will deliver to Sellers a promissory note in the form attached hereto as Exhibit A (the “Seller Note”).
(c)	Assumption of Liabilities. At Closing, Buyer will assume the Assumed Liabilities pursuant to a Bill of Sale, Assignment and Assumption Agreement attached hereto as Exhibit B (“Bill of Sale”).
3.2 Allocation of Purchase Price. Sellers and Buyer hereby agree that the Purchase Price shall be allocated among the Purchased Assets for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 3.2. Buyer and Sellers shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on Schedule 3.2.
ARTICLE IV
Closing
4.1 Closing. The consummation of the transaction herein contemplated and the execution of this Agreement (the “Closing”) shall take place on September 9, 2011 (the “Closing Date”). The effective time of the Closing shall be 12:01 a.m., New York time, on the Closing Date.

ARTICLE V
Representations and Warranties of Sellers
Sellers, jointly and severally, represent and warrant to Buyer as follows:
5.1 Authorization. Cleo is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. CSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Seller has full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby, including, without limitation, the execution, delivery and performance of this Agreement and all other documents and instruments to be executed and delivered by such Seller pursuant to this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Sellers. This Agreement has been executed and delivered by a duly authorized officer of each Seller and is a valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms.
5.2 Consents and Approvals. Except as set forth on Schedule 5.2, no consent, authorization, order or approval of or filing or registration with any governmental authority or other entity or person, including without limitation, consents from parties to contracts, leases, licenses or other agreements, is required for the execution and delivery of this Agreement and the consummation by Sellers of the transactions contemplated by this Agreement.
5.3 Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation by Sellers of the transactions herein contemplated, will (a) violate any of the terms, conditions or provisions of the governing documents of any Seller (b) assuming receipt of the consents and filings set forth on Schedule 5.2, conflict with or result in a breach, in any material respect, of the terms of any material contract to which any Seller or the Cleo Wrap Business is a party, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Sellers.
5.4 Title. Sellers have, and at Closing shall transfer to Buyer, good and marketable title to all of the Purchased Assets free and clear of any lien, encumbrance, charge, restriction, mortgage, pledge, security interest or claim of any kind, including claims related to the non-payment of liabilities of Sellers (collectively, “Encumbrances”).
5.5 Financial Information. Schedule 5.5 sets forth the customers to whom the Cleo Wrap Business had sales during the year ending March 31, 2011 and the customers to whom Cleo Wrap has commitments or forecasted commitments as of August 15, 2011 for shipment prior to March 31, 2012, in each case with gross sales, net sales, cost and gross margin by product to each such customer during the applicable period.
5.6 Litigation. Except as set forth on Schedule 5.6, there are no claims (including, without limitation, workers’ compensation claims), action, suits, inquiries, investigations, or proceedings (“Proceedings”) pending or, to the Knowledge of Sellers, threatened or imminent, relating to the Purchased Assets or the transactions contemplated by this Agreement before any court or governmental body. In addition, to the Knowledge of Sellers there has been no event or occurrence that could lead to any Proceedings relating to the Purchased Assets or the transactions contemplated by this Agreement.

As used in this Agreement, “Knowledge of Sellers” means the actual knowledge of the individuals listed on Schedule A hereto after reasonable inquiry.
5.7 Tangible Assets. To the Knowledge of Sellers, the Fixed Assets included in the Purchased Assets are in working condition and repair (ordinary wear and tear excepted), and are usable in the ordinary course of the Cleo Wrap Business.
5.8 Compliance with Laws. Sellers have complied and are in compliance in all material respects with all laws and regulations applicable to the Cleo Wrap Business.
5.9 Tax Matters. There are no unpaid foreign, federal, state or local income, franchise, sale or use or other taxes owed by Purchased Assets which could become an encumbrance on the Purchased Assets. All sales, use, property and similar tax returns required to be filed in respect of the Cleo Wrap Business or Sellers have been timely filed (taking into account valid extensions of due dates of such tax returns); all taxes shown to be due and payable on such sales, use, property and similar tax returns have been paid; no deficiency for any material amount of such sales, use, property and similar taxes has been asserted or assessed in writing by a governmental authority against Sellers; and Sellers has not waived any statute of limitations (which waiver is still currently in effect) in respect of such sales, use, property and similar taxes.
5.10 Material Contracts.
(a)	Schedule 5.10 lists each agreement, whether oral or written, of Sellers related to the Cleo Wrap Business in existence as of the date of this Agreement (such contracts and agreements being the “Material Contracts”) of the type described below:
(i)	all contracts or agreements (excluding purchase orders, and contracts or agreements relating to the operation and management of Cleo’s manufacturing and distribution facilities located in Memphis, Tennessee, including without limitation employment and labor agreements) under the terms of which Sellers: (A) must pay or otherwise give consideration of more than $10,000 during the calendar year ending December 31, 2011 or December 31, 2012; or (B) must pay or otherwise give consideration of more than $50,000 over the remaining term of such agreement;
(ii)	all licenses of intellectual property (other than shrink wrap licenses of commercially available computer software) by or from Sellers used in the Cleo Wrap Business for the 2011 Christmas Season and currently intended to be used by the Sellers in the Cleo Wrap Business for the 2012 Christmas Season or beyond;

(iii)	any contract or agreement pursuant to which Sellers have granted any exclusive marketing, distribution or other similar right of the Cleo Wrap Business to any third party;
(iv)	any sales representative, manufacturer’s representative or other sales distribution agreement;
(v)	All noncompetition, nonsolicitation or confidentiality agreements with the employees listed on Schedule 9.3; and
(vi)	any contract or agreement (or group of related agreements) under which Sellers have created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or capitalized any lease obligation, which imposes an Encumbrance on any of the Purchased Assets.
(b)	Except as set forth on Schedule 5.10(b), the transactions contemplated by this Agreement (i) do not require the consent of any party to any Assumed Contract, (ii) will not result in a violation or breach of or default under any such Assumed Contract, and (iii) will not otherwise cause any such Assumed Contract to cease to be legal, binding and enforceable by Sellers (and following assignment, by Buyer) and to the Knowledge of Sellers, the other party thereto, subject in each case to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting or relating to creditors’ rights generally and the availability of injunctive relief and other equitable remedies, and in full force and effect on the same terms immediately following the Closing as were applicable to Sellers immediately prior to the Closing.
5.11 Intellectual Property.
(a)	Sellers own or have a valid right to use all Intellectual Property that it uses in the conduct of the Cleo Wrap Business. The Agreement conveys to Buyer all right, title and interest of Sellers in such Intellectual Property and each such item of Intellectual Property owned or used by Sellers immediately prior to the Closing will be owned or available for use by Buyer immediately after the Closing on the same terms and conditions as applicable to Sellers immediately prior to the Closing. To the Knowledge of Sellers, none of Sellers’ right, title and interest in such Intellectual Property has been materially impaired through any action or inaction of Sellers.
(b)	To the Knowledge of Sellers, none of the Intellectual Property included in the Purchased Assets interferes with, infringes upon, misappropriates, or otherwise comes into conflict with any Intellectual Property rights of any Person, and Sellers have not received any charge, complaint, claim, demand or notice alleging any of the foregoing. To the Knowledge of Sellers, no person or entity has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights included in the Purchased Assets.

(c)	Set forth on Schedule 5.11 are all of the following that are owned, developed for use or used by Sellers in the Cleo Wrap Business: (i) patents and patent applications owned by or licensed directly to Sellers, (ii) registered trademarks and applications to register trademarks owned by Sellers, (iii) registered copyrights and applications to register copyrights owned by Sellers, and (iv) all Intellectual Property owned by any other person or entity that is material to the Cleo Wrap Business. With respect to each such item of Intellectual Property, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, enforceability, use, or ownership of the item.
5.12 Customers and Suppliers. To the Knowledge of Sellers, none of the Cleo Wrap Business suppliers, trade creditors or other persons or entities doing business with the Cleo Wrap Business intends to cease doing business or restrict or adversely change the terms of the business done with the Cleo Wrap Business. To the Knowledge of Sellers, none of its material existing Cleo Wrap Business customers intends to cease purchasing or to materially reduce the amount of its purchases from the Cleo Wrap Business.
5.13 Employees. Schedule 5.13 sets forth a list of all current employees of Sellers located in Memphis, Tennessee who sell or market the products sold by the Cleo Wrap Business and the annual base salary and bonus opportunities of each such person as of September 1, 2011.
5.14 Product Warranty. All products manufactured, sold, leased, or delivered by, and all services provided for the Cleo Wrap Business by Sellers (or any person or entity for which Sellers may be responsible) have been in conformity with all material applicable contractual commitments and all express and implied warranties, and Sellers have no material Liability for replacement or repair thereof or other damages in connection therewith. All products sold by the Cleo Wrap Business have been designed, manufactured, packaged and labeled in compliance in all material respects with all applicable laws and regulations.
5.15 Product Liability. Except as set forth on Schedule 5.15, to the Knowledge of Sellers, Sellers have no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any service provided by Sellers (or any person or entity for which Sellers may be responsible) for the Cleo Wrap Business.
5.16 Absence of Changes. Except as set forth on Schedule 5.16, since March 31, 2011, Sellers have conducted the Cleo Wrap Business in the ordinary course of business and there has not been any material adverse change in the operations, business, assets, financial condition or results of the operations of the Cleo Wrap Business or any:
(a)	material damage to or destruction or loss of any of its material assets or properties of the Cleo Wrap Business, whether or not covered by insurance, other than voluntary discarding or sale of obsolete inventory or equipment;

(b)	the imposition of any Encumbrance on any of the Purchased Assets that will not be released prior to the Closing; or
(c)	sale, assignment, license or transfer of any material intellectual property or other intangible asset used by, owned by, issued to, or licensed to Sellers and used in the Cleo Wrap Business.
5.17 Brokers or Agents. Sellers have not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby except for Stifel, Nicolaus & Company, Incorporated, the fees of which shall be paid by Sellers.
5.18 Customs and Export Controls. The Cleo Wrap Business is and at all times in the last five years has been in compliance in all material respects with all applicable laws and regulations governing or concerning (i) the exportation and importation of products, goods, parts, accessories, technology, and services; (ii) the obtaining of all necessary permits and licenses from the applicable governmental authorities with respect to import and export transactions; (iii) the maintenance of records with respect to import and export transactions and claims (including drawback claims); (iv) the payment in full of all customs duties, taxes, fees and charges applicable to and due with respect to all import transactions; including any countervailing or antidumping duties, and (v) the transacting of business with any country or person that is subject to a United States embargo or trade restriction administered by any governmental agency. To the Knowledge of Sellers, no products, goods, parts, or accessories imported by the Cleo Wrap Business in the last five years are or have been subject to any countervailing or antidumping duty investigation, order, notice, or other proceeding by the U.S. Department of Commerce or the U.S. International Trade Commission.
5.19 No Other Representations or Warranties. Sellers acknowledge and agree that the only representations, warranties, covenants and agreements made by Buyer are the representations, warranties, covenants and agreements expressly made in this Agreement by Buyer, and that Buyer makes no other express or implied representation or warranty including no representation or warranty with respect to any information provided by Buyer or its affiliates or representatives to Sellers or their affiliates or representatives. Except for the representations or warranties expressly set forth herein, Sellers have not relied upon any representations or warranties or other information, including financial projections or forecasts made or supplied by or on behalf of Buyer or any of its affiliates.
ARTICLE VI
Representations and Warranties of Buyer
Buyer hereby represents and warrants to Sellers as follows:
6.1 Corporate Existence. Buyer is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, has corporate power to own its properties and to carry on its business as now being conducted.

6.2 Authorization. Buyer has full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby, including, without limitation, the execution, delivery and performance of this Agreement and all other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer. This Agreement has been executed and delivered by a duly authorized officer of Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
6.3 Consents and Approvals. No consent, authorization, order or approval of or filing or registration with any governmental authority or other entity or person, including without limitation, consents from parties to contracts, leases, licenses or other agreements, is required for the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.
6.4 Non-Contravention. Neither the execution and delivery of this Agreement or the Seller Note, nor the consummation by Buyer of the transactions herein or therein contemplated, will (a) violate any of the terms, conditions or provisions of the governing documents of Buyer or (b) conflict with or result in a breach of the terms of any material contract to which Buyer is a party, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Buyer, except in the case of clause (b) for such conflict or breach that would not prevent or materially delay the consummation of the transactions contemplated hereby or thereby.
6.5 Availability of Funds. Buyer will have at the Closing available cash funds or borrowing capacity under its existing credit facility or otherwise sufficient to make the payment under Section 3.1(a) at Closing.
6.6 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened or imminent, against Buyer that, individually or in the aggregate, would prevent or materially impair or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.
6.7 Brokers or Agents. Buyers have not employed or dealt with any brokers, consultants or investment bankers in connection with the transactions contemplated hereby.
6.8 No Other Representations or Warranties. Buyer acknowledges and agrees that the only representations, warranties, covenants and agreements made by Sellers are the representations, warranties, covenants and agreements expressly made in this Agreement by Sellers, and that Sellers make no other express or implied representation or warranty including no representation or warranty with respect to any information provided by Sellers or their affiliates or representatives to Buyer or its affiliates or representatives. Except for the representations or warranties expressly set forth herein, Buyer has not relied upon any representations or warranties or other information, including financial projections or forecasts made or supplied by or on behalf of Sellers or any of their affiliates.

ARTICLE VII
Conditions to Closing
7.1 Conditions Precedent to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing by Buyer:
(a)	Each of the representations and warranties made by the Sellers shall be true and correct in all material respects as of the Closing Date.
(b)	Sellers shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.
(c)	All Encumbrances on the Purchased Assets shall be released.
(d)	[Intentionally omitted.]
(e)	Seller shall have amended all noncompetition or nonsolicitation agreements between Sellers or their affiliates and the individuals listed on Schedule 7.1(e), which amendments will waive restrictions relating to the Cleo Wrap Business, and any other product category or product which is designed, manufactured, marketed or sold by Buyer, its affiliates or subsidiaries as of the date hereof (other than to the tissue and gift bag, gift sack and gift box business, the everyday gift wrap business and the ribbon and bow “trim-a-package” business (the “Noncompetition Amendments”).
7.2 Conditions Precedent to Sellers’ Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing by the Sellers:
(a)	Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.
(b)	Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed and complied with by Buyer prior to and as of the Closing Date.
ARTICLE VIII
Closing Documents
8.1 Buyer’s Deliveries. At the Closing, Buyer shall execute (where applicable in recordable form) and/or deliver to Sellers, as the case may be, all of the following:
(a)	this Agreement;
(b)	the payment as provided in Section 3.1 hereof, including the Seller Note;

(c)	a letter agreement, in the form attached hereto as Exhibit 8.1(c), executed by John Dammermann, and acknowledged by Buyer, regarding principal payments under an Amended and Restated Term Promissory Note, dated August 20, 2007, by Buyer to John Dammermann;
(d)	the Noncompetition Agreement between Buyer and Sellers and their affiliates and others named therein enter into a Noncompetition Agreement substantially in the form attached are Exhibit C (the “Noncompetition Agreement”); and
(e)	the Bill of Sale duly executed by Buyer.
8.2 Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer physical possession of all tangible Purchased Assets and shall execute (where applicable in recordable form) and/or deliver to Buyer all of the following:
(a)	this Agreement;

(b)	the Bill of Sale duly executed by Sellers;

(c)	the Noncompetition Agreement;
(d)	all assignments and other documents necessary to transfer the Purchased Assets, including appropriate patent and trademark assignments;
(e)	the Noncompetition Amendments; and
(f)	evidence that all Encumbrances on the Purchased Assets have been released on or prior to Closing.
ARTICLE IX
Covenants
9.1 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.
9.2 Payment of Excluded Liabilities. Sellers will pay to the appropriate party when due all Excluded Liabilities which become due and payable after the Closing (unless such Excluded Liabilities are contested in good faith).

9.3 Employment Matters.
(a)	Buyer shall have no obligation to hire any of the employees of Sellers, although it may make offers of employment to or hire as independent contractors those employees listed on Schedule 7.1(e) or Schedule 9.3. Any such employee listed on Schedule 7.1(e) or Schedule 9.3 who accepts Buyer’s offer of employment and becomes an employee of Buyer or who is hired as an independent contractor of Buyer shall be herein after referred to as a “Hired Person.” Notwithstanding any other provision herein, Buyer may hire employees of Sellers from general solicitations or similar advertisements for the employment or use of employees not specifically targeted at Sellers’ employees, including through the use of search firms or head hunters not directed to target Sellers’ employees and directly solicit for employment and hire or engage with any of Sellers’ employees in the event that such employee’s relationship with such Seller has expired by its terms or was terminated such Seller prior to such solicitation or employment. Sellers agree that upon 5 days written notice from Buyer, Sellers will amend all noncompetition or nonsolicitation agreements, if any, between Sellers or their affiliates and any Hired Person listed on Schedule 9.3 that is hired by Buyer, which amendments will waive all restrictions relating to the Cleo Wrap Business (provided, however, that certain individuals specifically identified on Schedule 9.3 must agree in writing to waive any rights to future severance payments from Sellers to which the applicable individual may be eligible or otherwise entitled) and, and so long as the applicable Hired Person has agreed with Sellers in writing to waive any rights to any future severance payments from Sellers to which such individual may be eligible or otherwise entitled, any other product category or product which is designed, manufactured, marketed or sold by Buyer, its affiliates or subsidiaries as of the date hereof (other than to the tissue and gift bag, gift box and gift sack business, the everyday gift wrap business and the ribbon and bow “trim-a-package” business).
(b)	To the extent required by applicable law, Sellers shall offer continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) to all employees of the Cleo Wrap Business who are “M&A qualified beneficiaries” (as such term is defined in Q&A 4 of Treas. Reg. section 54.4980B-9) as a result of the transaction contemplated by this Agreement.
(c)	The provisions of this Section 9.3 are for the benefit of the parties to this Agreement only and shall not be construed to grant any rights, remedies, or benefits, as a third party beneficiary or otherwise, to any person (including any Hired Person or any employee of the Cleo Wrap Business) who is not a party to this Agreement.
9.4 License of Purchased Assets.
(a)	Buyer hereby grants Cleo a royalty free, non-sublicensable right to use the intangible assets included in the Purchased Assets solely to allow Cleo (i) to fulfill its obligations to its customers and suppliers with respect to the 2011 Christmas Season(including, without limitation, the right to use the “Cleo” name and trademarks with the Retained Cleo Business for the 2011 Christmas Season) and (ii) to sell or otherwise dispose of any inventory (including raw materials, work in progress and finished goods) of the Cleo Business that is not committed to customers’ orders for the 2011 Christmas Season (“Uncommitted Inventory”). Cleo agrees to diligently fulfill its obligations with respect to the 2011 Christmas Season and to use commercially reasonable efforts to protect the goodwill associated with the Purchased Assets. The license granted to Cleo under this Section 9.4(a) shall terminate upon the later of (x) final and full satisfaction by Cleo of its obligations for, and Cleo’s final and full receipt or obtaining of all moneys and claims due for, the 2011 Christmas Season and (y) final sale or disposition of, and final and full receipt or obtaining of all moneys and claims due for, any Uncommitted Inventory. Buyer agrees not to use the Purchased Assets in its holiday wrap business for the 2011 Christmas Season and not to grant a license to any other person or entity to use the Purchased Assets for the 2011 Christmas Season, but may fully use the Purchased Assets for the 2012 Christmas Season without restrictions imposed by the Sellers.
(b)	To the extent that any image, design or illustration owned by Sellers and transferred to Buyer as a Purchased Asset has been used by Sellers in the Retained Cleo Business, Buyer further grants to Sellers the perpetual, irrevocable, royalty free, non-sublicensable (other than to Sellers’ affiliates and subsidiaries that are parties to the Noncompetition Agreement) and non-transferrable right to such image, design or illustration (including the right to create derivative work thereof) for use in the Retained Cleo Business, provided that such use does not violate the terms of the Noncompetition Agreement. Such license with respect to the Retained Cleo Business shall be limited solely to the copyright in the images, designs, and illustrations, and shall not include any trademark or other intangible asset in the Purchased Assets.
9.5 Transition Services.
(a)	Buyer will make available to Sellers, as reasonably requested by Sellers, such Hired Persons as requested by Sellers to provide the same or similar services such Hired Persons provided to Sellers immediately prior to Closing for the 2011 Christmas Season. Sellers, on a monthly basis following receipt from Buyer of a reasonably detailed invoice, shall reimburse Buyer for the applicable Hired Person’s expenses it incurs in connection with the time spent by such Hired Persons assisting Sellers, which cost shall be calculated based the actual cost incurred by Buyer of the applicable Hired Person’s salary, benefits, payroll taxes and actual out-of-pocket travel expenses.
(b)	For a period of ninety (90) days after the Closing Date, Sellers shall use commercially reasonable efforts to assist Buyer to obtain license agreements for the Cleo Wrap Business for the 2012 Christmas Season with the licensors set forth on Schedule 9.5 (the “Cleo Wrap Licensors”). Buyer, on a monthly basis following receipt from Sellers of a reasonably detailed invoice, shall reimburse Sellers for actual out-of-pocket expenses incurred by Sellers in connection with the foregoing. Sellers agree to waive and release any rights that Sellers have under agreements with Cleo Wrap Licensors for the 2012 Christmas Season as it relates to the Cleo Wrap Business.

(c)	Sellers agree to use commercially reasonable efforts during normal business hours to make available, without cost to Buyer, in their Memphis, Tennessee facility (the “Facility”) the space currently used by the Cleo Wrap Business sales, marketing and design team (“Cleo Wrap Team”), or space at the Facility reasonably comparable to the space currently used by the Cleo Wrap Team, for the period beginning the date hereof until November 30, 2011. Without Sellers’ prior written approval, the Cleo Wrap Team shall not authorize or permit third parties to enter the Facility. Buyer agrees to direct its employees and authorized invitees to comply with all of Sellers’ rules and regulations applicable to the Facility, and to not use, access or walk through the Sellers’ showroom at the Facility. Sellers further agree to use commercially reasonable efforts during normal business hours to provide Buyer and the Cleo Wrap Team: (i) access to legally permissible internet connections at the Facility, (ii) access to Cleo’s land line phone systems and services at the Facility, for which Sellers will invoice Buyer for long distance and international charges, and (iii) assistance from Sellers’ IT department to assist Buyer’s IT department with securing Sellers’ existing server for the Cleo Wrap Business. Buyer shall indemnify and hold Sellers harmless from and against any and all Losses resulting from any and all actual or alleged bodily injuries sustained by Buyer’s employees or invitees while in the Facility, and from any and all willful or negligent acts by any of Buyer’s employees or invitees while in the Facility or while accessing or using the foregoing systems and services.
(d)	Sellers shall use commercially reasonable efforts to assist Buyer to obtain documentation from Disney Consumer Products, Inc, (“Disney”) granting or assigning to Buyer Sellers’ rights under (i) that certain license agreement, dated January 1, 2011 and identified as Contract Number 0619594813 (the “Disney U.S. License Agreement”), between Disney and CSS, which entitled CSS and its consumer products affiliates, including Cleo, to sell “seasonal roll wrap” (as such term is defined in the Disney U.S. License Agreement) for the 2012 Christmas Season and (ii) that certain license agreement, dated January 1, 2011 and identified as Contract Number 0619594812 (the “Disney Canada License Agreement”), between Disney and CSS, which entitled CSS and its consumer products affiliates, including Cleo, to sell “seasonal/holiday gift wrap” (as such term is defined in the Disney Canada License Agreement) for the 2012 Christmas Season (collectively, the Disney U.S. License Agreement and the Disney Canada License Agreement shall be referred to herein as the “Disney License Agreement”). Sellers agree to waive and release any rights that Sellers have under the Disney License Agreement for the 2012 Christmas Season as it relates to the Cleo Wrap Business.
9.6 Inventory Purchase. In the event that Sellers’ customers listed on Schedule 9.6 (the “Repurchase Customers”) notify Sellers that they desire to return any gift wrap products ordered by such customers for the 2011 Christmas Season (collectively, the “Returned Products”), Sellers shall provide Buyer with notice of the desired returns and the opportunity to negotiate with such customers with respect to the terms and conditions of such return. In no event will Buyer repurchase any Returned Products that are damaged, not resalable or not contained in the original packaging. Within fifteen (15) business days after Buyer reaches agreement with Sellers and such customers with respect to Returned Products, Buyer shall purchase from Sellers all such Returned Products that are received by Buyer at its warehouse and that are undamaged, resalable and in original packaging. The purchase price to be paid by Buyer for such Returned Products shall be Sellers’ cost for such Returned Products, less freight costs incurred by Buyer to transport such Returned Products to Buyer, and such purchase price shall be paid by Buyer within thirty (30) days after Buyer’s receipt of such goods at Buyer’s warehouse. Buyer shall be responsible for arranging and paying for all transportation costs associated with Buyer’s purchase of the Returned Products, and title to such Returned Products shall pass to the Buyer upon receipt of such goods by Buyer or its designated shipper. In the event that Buyer determines not to purchase Returned Products as requested by a Repurchase Customer but Sellers agree to repurchase such products, Sellers and Buyer agree to meet to discuss a mutually agreeable disposition of such Returned Products.
9.7 Sale of Retained Cleo Business. In the event Sellers decide to sell (exclusively as a stand alone transaction and not as part of a larger transaction involving the sale of a material portion of Sellers’ other businesses, equity or assets) all or any material portion of the Retained Cleo Business on or before December 31, 2013 (“Retained Cleo Business Sale”), Sellers agree to provide Buyer with notice of such intention prior to any negotiation with any third parties. Buyer shall have five business days following such notification to notify Sellers of its desire to negotiate with Sellers for the purchase of such Retained Cleo Business. In such event, Buyer and Sellers shall negotiate exclusively in good faith in respect of such Retained Cleo Business Sale. If Buyer and Sellers are unable to agree on the material terms of such Retained Cleo Business Sale within the 10 business day period following notice of Buyer’s intention to negotiate, then Sellers shall have no further obligation to negotiate exclusively with Buyer pursuant to this Section 9.7 in respect of such Retained Cleo Business Sale.
9.8 Access to Business Records. Following the Closing, Buyer shall provide Sellers access to the Business Records transferred to Buyer hereunder in connection with Sellers’ operation of the Cleo Wrap Business during the 2011 Christmas Season for any reasonable purposes, including but not limited to Sellers’ preparation of tax returns for any period, their preparation for or conduct of any defense or prosecution of any claim in law or equity, and any inquiry by any customer of Sellers with respect to the 2011 Christmas Season or any period prior to the 2011 Christmas Season.
9.9 Confidential Information of the Buyer. Buyer and Sellers agree that all information disclosed to Sellers or their affiliates in compliance with Section 12 of the Seller Note is Confidential Information under the Confidentiality Agreement dated June 21, 2011 between CSS and Buyer (the “Confidentiality Agreement”), except that the parties agree that (a) CSS and its affiliates are obligated to treat any such information as Confidential Information under the Confidentiality Agreement even if it is disclosed to CSS or its affiliates after June 21, 2013, (b) such Confidential Information will be used solely in connection with determining compliance with the Seller Note, and (c) such Confidential Information will only be disclosed to Representatives (as defined in the Confidentiality Agreement) reasonably required for the purpose in (b) above.

9.10 Removal of Fixed Assets. By no later than October 31, 2011, Buyer, at its sole cost and expense, shall remove all Fixed Assets from Sellers’ facilities. From and after the Closing, Buyer shall be solely responsible for all risk of loss and damage to the Fixed Assets, other than loss or damage resulting from Seller’s negligent acts. Buyer shall indemnify and hold Sellers harmless from and against any and all Losses resulting from Buyer’s negligent, inappropriate or unauthorized removal of the Fixed Assets. Sellers agree to provide Buyer the reasonable assistance necessary for Buyer to remove such Fixed Assets from Sellers’ facilities; provided that Buyer shall reimburse Sellers for any reasonable costs or expense incurred by Sellers in providing assistance to Buyer. Prior to the removal of the Fixed Assets, Sellers will designate the Fixed Assets as being owned by a party other than the Sellers and shall separate or otherwise identify such Fixed Assets as assets that are not included in any sale or auction at Cleo’s Memphis, Tennessee facilities.
ARTICLE X
Survival; Indemnification
10.1 Survival. The representations and warranties contained in this Agreement, and in any certificate delivered pursuant hereto at the Closing shall survive the Closing Date for a period of 12 months, except that (i) the representations and warranties under Section 5.1 (Authorization) and 5.4 (Title) shall survive indefinitely and (ii) Section 5.9 (Tax Matters) shall survive for 60 days after the expiration of the applicable statute of limitation (each, the “Survival Period”). Either party must give notice to the other party of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of applicable Survival Period. Upon the end of the applicable Survival Period, the representations and warranties contained in this Agreement shall be of no further force and effect, except if a written claim or written notice is given under this Article X in respect to a breach thereof prior to the expiration of the Survival Period, in which case such claim and the applicable representation or warranty in respect of such claim shall continue until such claim is finally resolved. All covenants contained in this Agreement shall survive until performed and discharged in full, unless a shorter time is provided herein with respect to a specific covenant.
10.2 Indemnification by Sellers.
(a)	Following the Closing, Sellers agree, subject to the limitations set forth in Section 10.4, to, jointly and severally, indemnify and hold Buyer harmless from and against any and all liabilities, obligations, duties, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, taxes, fines or expenses, including, without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (the “Losses”) resulting from the breach by Sellers of any representations or warranties, covenants or other agreements of Sellers contained in this Agreement or any other Transaction Documents and Losses arising out of, related to or resulting from Excluded Assets and Excluded Liabilities For purposes of this Agreement, “Transaction Documents” means the Seller Note, the Non-Competition Agreement, the Bill of Sale and any other documents delivered in connection with this Agreement.

(b)	If Buyer wishes to claim indemnification under Section 10.2(a), Buyer shall promptly upon learning of any claim, action, suit proceeding or investigation (“Indemnification Claim”) notify Sellers in writing of such Indemnification Claim stating in reasonable detail the nature and basis of the Indemnification Claim (to the extent known) and a good faith estimate of the amount of such Indemnification Claim (to the extent estimable). In the event of a third party Indemnification Claim (i) Buyer shall deliver to Sellers promptly following receipt thereof, copies of all notices and documents relating to such third party Indemnification Claim, (ii) Sellers shall have the right to assume the defense thereof and Buyer shall have the right to participate (but not control) the defense of such Indemnification Claim with separate counsel, if it desires, at its own expense, (iii) Buyer and Sellers will cooperate in the defense of any such matter, (iv) (A) if Sellers do not assume control over the matter, Buyer shall not consent to the entry of any judgment or settlement without the prior written consent of Sellers and (B) if Sellers assumes control over the matter, Seller shall not consent to the entry of any judgment or settlement without the prior written consent of Buyer (which shall not be unreasonably withheld or delay, except that Buyer may withhold its consent in its sole discretion if the judgment or settlement includes the imposition of any criminal liability or equitable remedy or would create any financial obligation on the part of Buyer for which it is not entitled to indemnification hereunder), and (v) Sellers shall not have any obligation to Buyer if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of Buyer in the manner contemplated herein is prohibited by applicable law.
10.3 Indemnification by Buyer.
(a)	Buyer agrees, subject to the limitations set forth in Section 10.4, to indemnify and hold Sellers harmless from and against any and all Losses resulting from the breach by Buyer of any representations and warranties, covenants or agreements of Buyer contained in this Agreement.
(b)	If Sellers wish to claim indemnification under Section 10.3(a), Sellers shall promptly upon learning of such Indemnification Claim notify Buyer in writing of such Indemnification Claim stating in reasonable detail the nature and basis of the Indemnification Claim (to the extent known) and a good faith estimate of the amount of such Indemnification Claim (to the extent estimable). In the event of a third party Indemnification Claim (i) Sellers shall deliver to Buyer promptly following receipt thereof, copies of all notices and documents relating to such third party Indemnification Claim, (ii) Buyer shall have the right to assume the defense thereof and Sellers shall have the right to participate (but not control) the defense of such Indemnification Claim with separate counsel, if they desire, at their own expense, (iii) Buyer and Sellers will cooperate in the defense of any such matter, (iv) (A) if Buyer does not assume control over the matter, Sellers shall not consent to the entry of any judgment or settlement without the prior written consent of Buyer and (B) if Buyer assumes control over the matter, Buyer shall not consent to the entry of any judgment or settlement without the prior written consent of Sellers (which shall not be unreasonably withheld or delay, except that Sellers may withhold their consent in their sole discretion if the judgment or settlement includes the imposition of any criminal liability or equitable remedy or would create any financial obligation on the part of Sellers for which they are not entitled to indemnification hereunder), and (v) Buyer shall not have any obligation to Sellers if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of Sellers in the manner contemplated herein is prohibited by applicable law.
10.4 Limitations.
(a)	Caps and Baskets. Neither Buyer, on the one hand, nor Sellers, on the other hand, shall be obligated to provide indemnification for claims breaches of representations and warranties under Section 10.2(a) or Section 10.3(a), as the case may be, until the aggregate dollar amount of any Losses subject to indemnification by Buyer or Sellers for breaches of representations and warranties, as the case may be, exceeds $50,000 (the “Basket”), provided, however that the Basket shall not apply to such breaches of Sections 5.1 (Authorization), 5.4 (Title) or 5.9 (Tax Matters). In the event that the aggregate amount of all such Losses for breaches of representations and warranties exceeds the Basket, then the party from whom indemnification is sought (the “Indemnifying Party”) shall indemnify (subject to the other limitations set forth in this Article X) the party seeking indemnification (the “Indemnified Party”) for the aggregate amount of all such Losses in excess of the Basket. The maximum obligation for each of Sellers, on the one hand, and Buyer, on the other hand, from and against all Losses from breaches of representations and warranties shall not exceed $1,250,000 (the “Cap”); provided, however that the Cap shall not apply to a breach of Sections 5.1 (Authorization), 5.4 (Title) or 5.9 (Tax Matters).
(b)	Other Limitations. The parties hereby acknowledge and agree that liability hereunder of an Indemnifying Party for any Losses shall be limited to the amount of such Losses net of any insurance proceeds or any payments made by any third party recovered by the Indemnified Party. The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance coverage. Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate any and all Losses arising out of any manner for which such Indemnified Party is entitled to indemnification hereunder. In no event shall any party be liable for punitive, consequential or indirect damages or Losses based on lost profits or diminished returns, except to the extent that such Losses are a result of third party claims. Any liability for indemnification under this Article X shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
10.5 Exclusive Remedy. Following the Closing, except for seeking equitable relief, claims for fraud and other remedies available to the Indemnified Parties under any of the other Transaction Documents, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, or related to the subject matter of, this Agreement will be pursuant to the indemnification provisions set forth in this Article X.

ARTICLE XI
Miscellaneous
11.1 Expenses and Transfer Taxes. All fees and expenses incurred by Sellers in connection with this Agreement shall be borne by Sellers and shall be Excluded Liabilities, and all fees and expenses incurred by Buyer in connection with this Agreement shall be borne by Buyer. Sellers shall pay the transfer taxes, sales taxes and other transfer fees which may be payable in connection with the transfer of the Purchased Assets contemplated by this Agreement. Notwithstanding the foregoing, Buyer will pay one-half and Sellers will pay one-half of the transfer fee in connection with any licenses assigned to Buyer hereunder, except that Sellers shall pay the entire transfer fee in connection with the grant to Buyer of the rights described in Section 9.5(d).
11.2 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as hereinafter set forth or on the next business day after being deposited with a nationally recognized overnight courier service addressed as hereinafter set forth or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the telecopy number hereinafter set forth:
If to Sellers, addressed to:
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103-4755
Attention: President
Fax No.: (215) 569-9979
with a copy to
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103-4755
Attention: General Counsel
Fax No.: (215) 569-9979
and a copy to
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman, Esquire
Fax No.: (215) 963-5001

If to Buyer, addressed to:
Impact Innovations, Inc.
223 SE 1st Ave
Clara City, MN 56222
Attention: John Dammerman
Fax No.: 320-847-1350
with a copy to:
Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Charles Moorse
Fax No.: (612) 371-3207
and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section 11.2 except that any notice of change of address shall not be deemed given until actually received by the party to whom directed.
11.3 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third person to either party hereto, nor shall any provision give any third party any right of subrogation or actions over or against either party hereto. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
11.4 Schedules. The Schedules attached to this Agreement are incorporated herein by reference and shall be considered part of this Agreement.
11.5 Use of Phrases; Rules of Construction. The following provisions shall be applied wherever appropriate herein:
(a)	“herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b)	the definitions set forth herein shall be deemed applicable whether the words defined are herein used in the singular or the plural; and
(c)	wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders.
11.6 Entire Agreement. This Agreement and the Schedules hereto and the Transaction Documents constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

11.7 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
11.8 Modification. This Agreement may only be amended or modified in writing signed by the parties hereto.
11.9 Counterparts, Facsimile or PDF Emailed Executions. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic file will be equally as effective as delivery of an original executed counterpart of this Agreement.
11.10 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
11.11 Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.
11.12 Applicable Law. All questions concerning the validity, operation, enforceability, interpretation, construction, and effect of this Agreement shall be governed by, and determined in accordance with the internal laws of the State of Delaware without regard to the conflicts of law provisions.
11.13 Assignment. This Agreement is not assignable by any party, except (a) that Buyer may assign its rights hereunder to any of its affiliates, and (b) either party may assign its rights and obligations hereunder to a successor provided it remains liable for all of its obligations under this Agreement.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

IMPACT INNOVATIONS, INC.

By:

Its:

SELLERS:

CSS INDUSTRIES, INC.

By:

Its:

CLEO INC

By:

Its:

Signature Page to Asset Purchase Agreement

EXHIBIT A
SUBORDINATED PROMISSORY NOTE
$5,500,000
September 9, 2011
FOR VALUE RECEIVED, Impact Innovations, Inc. (the “Maker”), hereby promises to pay to Cleo Inc, a Tennessee corporation (the “Noteholder”) (or to CSS Industries, Inc., a Delaware corporation (“CSS”) if directed by Noteholder), in lawful money of the United States of America, in immediately available funds to such account, or such other account as the Noteholder may designate from time to time in writing, the aggregate principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000), as further provided in this promissory note (this “Note”).
1. Principal. The Maker shall pay the principal as follows:
a.	$500,000 on March 1, 2012;

b.	$2,500,000 on March 1, 2013; and

c.	all remaining unpaid principal due on March 1, 2014 (the “Maturity Date”).
2. Interest. The unpaid principal amount this Note shall bear interest at the annual rate of 7% which shall be paid quarterly beginning on September 30, 2011.
3. Prepayment. The Maker shall have the right at any time and from time to time to prepay, in whole or in part, without premium or penalty, the Maker’s unpaid principal amount of this Note. All payments and prepayments of the Maker on this Note shall be applied first to costs and expenses of collection and enforcement of the Maker, then to principal amount due from the Maker.
4. Event of Default. The Maker shall be in default under this Note upon the occurrence of any of the following events of default (each, an “Event of Default”):
a.	the Maker fails to pay any amount due from the Maker on this Note within five days after such amount is due, except as provided in paragraph 10 of this Note; or

b.	the voluntary or involuntary bankruptcy, insolvency or appointment of a receiver of any part of the property of the Maker or any of the obligations of the Maker, and in the case of an involuntary proceeding filed against the Maker, such proceeding is not discharged or dismissed within 90 days.
5. Acceleration. Upon the occurrence of an Event of Default, all liabilities and obligations of the Maker in default under this Note shall become due and payable without any action upon the part of the Noteholder.

6. Waiver. The Maker waives diligence, presentment, demand for payment, notice of dishonor, notice of non-payment, protest, notice of protest, and any and all other demands in connection with the delivery, acceptance, performance, default or enforcement of this Note.
7. Successors and Assigns. This Note shall bind the Maker and its successors and assigns, and the benefits of this Note shall inure to the benefit of the Noteholder and its successors and assigns. This Note may not be assigned by the Maker or the Noteholder without the prior written consent of the other party.
8. Governing Law and Severability. The provisions of this Note shall be construed according to the laws of the State of Delaware without regard to conflict of laws principles. If any provision of this Note is in conflict with any statute or rule of law of the State of Delaware or is otherwise unenforceable for any reason whatsoever, then such provision shall be ineffective to the extent of such invalidity and shall be deemed separable from and shall not invalidate any other provision of this Note.
9. Attorneys’ Fees. In the event the Maker fails to timely pay any amount due under this Note, the Maker will pay all of Noteholder’s out-of-pocket collection costs, including without limitation, reasonable attorneys’ fees and legal costs, whether or not any suit or enforcement proceeding is commenced. Notwithstanding the foregoing, the Maker will not be obligated to pay any attorneys’ fees or legal cost resulting from the dispute of an Offset Amount as set forth below.
10. Offset. The Maker may set off any amount to which it or its affiliates may be entitled to under the Asset Purchase Agreement or the Noncompetition Agreement (as such term is defined in the Asset Purchase Agreement) (the “Offset Amount”) against any amounts payable to the Noteholder (or CSS if directed by Noteholder) under this Note subject to the following (and CSS and Noteholder may set off any amount against the Offset Amount to which it may be entitled to under the Asset Purchase Agreement or the Noncompetition Agreement (the “Noteholder Offset”)): (a) if the Offset Amount is undisputed, by giving Noteholder and CSS written notice of such Offset Amount (the “Offset Notice”), which Offset Notice will be provided not less than 15 days prior to the date on which any payment to which such Offset Amount (less any undisputed Noteholder Offset) will be deducted hereunder is due, unless a shorter period is otherwise agreed to by the Noteholder and CSS; or (b) if Noteholder or CSS notifies Maker at any time during such 15 day period that it disputes the Offset Amount or Maker’s entitlement to such Offset Amount (a “Dispute Notice”) (or if Maker notifies CSS or Noteholder that it disputes the amount of the Noteholder Offset) then (i) the Offset Amount (including any disputed amount relating to a Noteholder Offset) shall be placed into an escrow account with a third party independent national banking institution to be mutually agreed upon by the parties, until there is a final resolution as to the Offset Amount (or the Noteholder Offset) as determined by (i) an agreement between the parties or (ii) by entry of a final judgment in a court of competent jurisdiction. The costs and fees of the escrow account shall be shared one half by the Maker, on the one hand, and one half by CSS and the Noteholder, on the other hand.

11. Subordination. Noteholder, by its acceptance hereof, acknowledges that the Maker has borrowed, and may from time to time after the date hereof, borrow money from banks, other financial institutions, or other persons or entities that provide debt, in each case, secured by first priority liens on the Maker’s assets (each a “Senior Lender”) and that the indebtedness evidenced by this Note and all rights granted to the Noteholder hereunder are subordinated to the secured notes, guaranties and other secured obligations of the Maker to the Senior Lenders in place as of the date hereof and as may be in place in the future. Accordingly, Noteholder agrees, upon the request of the Maker, to execute such subordination agreements or other instruments or documents as the Maker, may hereafter require in order to subordinate the payments of principal and interest under this Note and all rights granted to Noteholder hereunder to any such existing or future obligations of the Maker to the Senior Lenders. Maker acknowledges its obligations under the Letter Agreement dated the date hereof between CSS and John Dammerman regarding payments under the Amended and Restated Term Promissory Note, dated August 20, 2007, issued by Maker to John Dammerman in the principal amount of $3,000,000.
12. Financial Information. So long as amounts are due under this Note, Maker agrees to furnish Maker’s annual audited financial statements within one hundred twenty (120) days after the end of each of Maker’s applicable fiscal years, and quarterly unaudited financial statements within sixty (60) days after the end of each of Maker’s applicable fiscal quarters.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed to be effective as of the date first written above.

MAKER:

IMPACT INNOVATIONS, INC.

By:
Its:

EXHIBIT B
BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
This Bill of Sale, Assignment and Assumption Agreement (the “Bill of Sale, Assignment and Assumption”) is made as of September  _____  , 2011, by and between Impact Innovations, Inc., (“Buyer”), CSS Industries, Inc. (“CSS”) and Cleo Inc (“Cleo”, together with CSS, “Sellers”).
BACKGROUND
Reference is made to that certain Asset Purchase Agreement, dated the date hereof, by and among Buyer and Sellers (the “Asset Purchase Agreement”) whereby Sellers have agreed to sell, transfer, and deliver to Buyer, and Buyer has agreed to purchase from Sellers, all of Sellers’ right, title and interest in and to the Purchased Assets (as such term is defined in Section 1.1 of the Asset Purchase Agreement).
AGREEMENT
In consideration of the mutual covenants and conditions set forth in this Bill of Sale, Assignment and Assumption and in the Asset Purchase Agreement, Buyer and Sellers agree as follows:
1. Defined Terms. Capitalized terms used in this Bill of Sale, unless otherwise defined in this Bill of Sale, have the meanings assigned to them in the Asset Purchase Agreement.
2. Sale and Assignment. Sellers sell, convey, transfer, assign and set over to Buyer, its successors and assigns, free and clear or all claims and Encumbrances, all of the right, title and interest of Sellers in and to the Purchased Assets, with full power and authority to Buyer with respect to the Purchased Assets to demand, receive, and to sue for, either in the name of Sellers or in the name of Buyer, or otherwise to obtain possession of the Purchased Assets and to enforce the rights transferred hereunder.
3. Acceptance and Assumption. Buyer hereby accepts the assignment of all of the right, title and interest of Sellers in and to the Purchased Assets, subject to the limitations and qualifications, if any, set forth in and contemplated by the Asset Purchase Agreement. Buyer further assumes the Assumed Liabilities, subject to the limitations and qualifications, if any, set forth in and contemplated by the Asset Purchase Agreement.
4. Governing Law. Buyer and Sellers acknowledge and agree that this Bill of Sale shall be governed by and construed by the laws of the State of Delaware.
5. Counterparts. This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.
6. Effective Time. The transfer of the Purchased Assets and assumption of Assumed Liabilities shall be effective as set forth in the Asset Purchase Agreement.

7. Successors and Assigns. This Bill of Sale, Assignment and Assumption Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns.
8. Purchase Agreement. This Bill of Sale, Assignment and Assumption Agreement is subject, in all respects, to the terms and conditions of the Asset Purchase Agreement and all of the representations, warranties, covenants, agreements, limitations and restrictions contained therein, all of which shall survive the execution and delivery of this Bill of Sale as provided in the Asset Purchase Agreement.
* * * * *

IN WITNESS WHEREOF, the parties have caused this Bill of Sale, Assignment and Assumption Agreement to be executed as of the date first written above.

CSS INDUSTRIES, INC.

By:

Its:

IMPACT INNOVATIONS, INC.

By:

Its:

Signature Page to Bill of Sale, Assignment and Assumption

EXHIBIT C
NON-COMPETITION AGREEMENT
This NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of September 9, 2011 by and among Impact Innovations, Inc., a Minnesota corporation (the “Buyer”), and each of the undersigned parties hereto (each referred to here in as a “Restricted Party” and collectively, the “Restricted Parties”).
BACKGROUND
A. Pursuant to an Asset Purchase Agreement dated the date hereof by and among Buyer, Cleo Inc, a Tennessee corporation (“Cleo”), and CSS Industries, Inc., a Delaware corporation (“CSS” and together with Cleo, “Sellers”), (the “Purchase Agreement”), Sellers will sell, and Buyer will acquire, certain assets of Cleo and CSS relating to the Cleo Wrap Business, all on the terms and subject to the conditions set forth in the Purchase Agreement.
B. Each of the undersigned and their affiliates and subsidiaries will benefit, directly or indirectly, from the consummation of the transactions contemplated by the Purchase Agreement, and the value of the Purchased Assets would be diminished substantially if the Restricted Parties were to compete with Buyer.
C. It is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Restricted Parties enter into this Agreement.
D. Any capitalized term not defined herein will have the same meaning as provided in the Purchase Agreement.
NOW THEREFORE, the parties agree as follows:
1. Acknowledgments by the Restricted Party. The Restricted Parties acknowledge that (a) the promises and restrictive covenants that the Restricted Parties are making in this Agreement are reasonable and necessary to the protection of Buyer’s business and the transactions contemplated by the Purchase Agreement, (b) the Restricted Parties and each of their subsidiaries and affiliates will receive a substantial benefit from the consummation of the transactions contemplated by the Purchase Agreement, and (c) the execution and delivery of this Agreement by each Restricted Party is a material inducement to the willingness of Buyer to enter into and consummate the transactions contemplated by the Purchase Agreement.
2. Definitions. As used in this Agreement, the following terms have the meanings indicated:
(a) “Restricted Area” means (i) the United States and any other geographic area in the world in which Sellers, directly or indirectly, engaged in Cleo Wrap Business or contemplated engaging in Cleo Wrap Business during the two year period prior to the date hereof and (ii) any geographic area in the world in which Buyer or any of its affiliates, directly or indirectly, engages in the Cleo Wrap Business during the Restricted Period, including, without limitation, any geographic area in which Buyer’s Cleo Wrap Business products or services and its existing holiday wrap products and services have been or are sold or provided during such period.

(b) “Restricted Period” means the period starting on the date of this Agreement and ending on December 31, 2014.
3. Restrictive Covenants.
(a) Non-competition. During the Restricted Period, each Restricted Party will not, and each Restricted Party will cause its subsidiaries and its affiliates to not, (i) directly or indirectly engage in any business that competes with the Cleo Wrap Business in the Restricted Area; (ii) be or become an officer, director, stockholder, owner, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, distributor, supplier, investor, lender, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that directly or indirectly engages in any business that competes with the Cleo Wrap Business in the Restricted Area; or (iii) permit such Restricted Party’s, it subsidiaries’ or its affiliates’’ name to be used in connection with a business that engages in any business that competes with the Cleo Wrap Business in the Restricted Area; provided, however, that this Section 3(a) does not prohibit any Restricted Party, its subsidiaries or its affiliates from holding a passive investment of not more than 5% of the outstanding shares of the capital stock of any publicly held corporation.
(b) Non-solicitation. During the Restricted Period, each Restricted Party will not, and each Restricted Party will cause its subsidiaries and its affiliates to not, directly or indirectly, (i) solicit, induce or attempt to solicit or induce any of Buyer’s or its affiliates’ officers and employees (collectively “Buyer Employees”) to discontinue such person or entity’s relationship with Buyer or its affiliates, or employ, engage or hire any such person or entity; or (ii) solicit, induce or attempt to solicit or induce any customer, consultant, independent contractor, distributor, representative, licensee, supplier or other business relation of the Cleo Wrap Business with the intentional purpose of curtailing or cancelling any business or contracts relating specifically to the Cleo Wrap Business that such person has with Buyer or its affiliates or in any way intentionally adversely interfere with the relationship between Buyer or its affiliates and such person.
(c) Notwithstanding the provisions of Section 3(a) and Section 3(b), (i) C.R. Gibson LLC may engage in the seasonal and every-day gift wrap business currently engaged in by such entity as of the date hereof, provided any Christmas gift wrap will only be sold by it to customers who currently purchase Christmas gift wrap as of the date hereof and listed on Exhibit A hereto, and Berwick Offray, LLC may engage in the seasonal and everyday plant/basket foil wrap business, and (ii) the Restricted Parties and their subsidiaries and affiliates (A) may engage in the Retained Cleo Business, (B) may sell current close out product to The Container Store, (C) engage in the activities specifically set forth in Section 9.4(a) of the Purchase Agreement, (D) may make general solicitations or similar advertisements for the employment or use of employees not specifically targeted at Buyer Employees, including through the use of search firms or head hunters not directed to target Buyer Employees, and (E) may directly solicit for employment, hire or engage with any Buyer Employee in the event that such Buyer Employee’s relationship with the Buyer has expired by its terms or was terminated by Buyer prior to such solicitation or employment.

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(d) Severability. The covenants set forth in this Section 3 will be construed as a series of separate covenants covering their subject matter in each of the separate geographical areas in the Restricted Area, and, except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant set forth in this Section 3. To the extent that any such covenant is judicially unenforceable in any one or more of such geographical areas, such covenant will not be affected with respect to each of the other geographical areas. Each covenant with respect to such geographical areas will be construed as severable and independent. If, at the time of enforcement of any of the provisions of this Section 3, a court of competent jurisdiction holds that the restrictions stated in this Section 3 are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or geographical area to the extent permitted by applicable law.
4. Confidential Information.
(a) Each Restricted Party will not, and each Restricted Party will cause its subsidiaries and its affiliates to not, use, directly or indirectly, any Confidential Information (as defined below) for such Restricted Party’s, its affiliates or its subsidiaries own account or for the benefit of any other person or entity, or disclose such Confidential Information to any other person or entity, except as may be required by applicable securities laws or the rules or regulations of any self-regulatory agency or securities exchange. The Restricted Parties will be solely responsible for causing the compliance of, and any breach of, the confidentiality obligations set forth in this Agreement by the Restricted Parties’ affiliates, subsidiaries, agents or other representatives. In the event any Restricted Party, its subsidiaries or its affiliates are requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Restricted Party, or its subsidiary or affiliate, as applicable, will notify Buyer of the request or requirement so that Buyer may, at Buyer’s sole cost and expense, seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, such Restricted Party, or its subsidiary or affiliate, as applicable, is, on the advice of counsel, required to disclose any Confidential Information under applicable law, such Restricted Party, or its subsidiary or affiliate, as applicable, may disclose the Confidential Information to the extent it determines is required; provided, however, that such Restricted Party, or its subsidiary or affiliate, as applicable, will use its, his or her commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed at such other parties request. Notwithstanding the foregoing, each Restricted Party may continue to utilize the Confidential Information that it currently uses in the Retained Cleo Business provided it does not disclose such Confidential Information to any third party that has not signed a confidentiality agreement or is otherwise subject to an obligation of confidentiality, and each Restricted Party shall not use or authorize any third party to use Confidential Information in a manner that would violate the provisions of Section 3(a) or Section 3(b) of this Agreement (without regard to whether the Restricted Period has lapsed).

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(b) “Confidential Information” means oral or written knowledge and information not generally known as of the date hereof regarding the Cleo Wrap Business, including, but not limited to, trade secrets, the Cleo Wrap Business’ methods, processes, technology, intellectual property, products and services, including but not limited to information relating to such matters as research and development, inventions, designs, formulas, configurations, engineering drawings, studies, plans, specifications or components pertaining to or used in connection with any and all computer software or hardware products, contemplated, under development or developed (in whole or in part) by the Cleo Wrap Business, manufacturing methods, patents, inventions, processes, techniques, composition of materials, applications for particular technologies, materials or designs, business relationships of the Cleo Wrap Business (including proposed relationships with customers, suppliers, distributors, licensees and licensors), vendor names, customer lists, management systems, financial data, financial statements and sales and marketing plans. Notwithstanding the foregoing, Confidential Information does not include (i) information which is or becomes generally available to the public, other than as a result of a disclosure or other act by a Restricted Party, (ii) information which becomes available to a Restricted Party on a non-confidential basis from a third party, provided that such third party was not known by the Restricted Party to be subject to any confidentiality obligations with respect to such information and (iii) any information relating solely to the Retained Cleo Business.
5. Covenants of Hired Persons. Buyer hereby acknowledges that Hired Persons (as defined in the Purchase Agreement) are subject to the provisions of certain non-competition, non-solicitation and confidentiality obligations applicable to each such individual with respect to the business of the Restricted Parties and their affiliates and subsidiaries (other than the Cleo Wrap Business and as otherwise amended as specifically required by Section 8.2(f) of the Purchase Agreement). Buyer agrees that it shall not knowingly, intentionally or purposefully cause, directly or indirectly, any of the Hired Persons to violate or breach such non-competition, non-solicitation and confidentiality obligations.
6. Restricted Party Noncompetes. Each Restricted Party acknowledges that each of individuals listed on Exhibit B hereto (collectively, the “Restricted Employees”) is subject to the provisions of certain non-competition, non-solicitation and confidentiality obligations applicable to each such individual with respect to the Cleo Wrap Business (the “Cleo Wrap Restrictions”). To the extent that such Cleo Wrap Restrictions are enforceable, Sellers agree to use commercially reasonable efforts to seek to enforce such Cleo Wrap Restrictions against such Restricted Employees for the benefit of and on behalf of the Buyer, at Buyer direction and at the Buyer’s sole cost and expense, for the lesser of (i) the Restricted Period and (b) the period beginning the date hereof and ending one year after the Restricted Employee’s employment with the Restricted Parties terminates.

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7. Remedies.
(a) The violation by any Restricted Party of this Agreement, including, without limitation, Sections 3, 4 or 6, could not be reasonably or adequately compensated by monetary damages. Therefore, in the event of any actual or threatened breach by a Restricted Party of this Agreement, Buyer will be entitled (in addition to any other remedy that may be available, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of the Agreement, and (ii) an injunction restraining such actual breach or threatened breach. The Restricted Parties agree that Buyer will not be required to post bond or other similar security in seeking such relief.
If any Restricted Party, or its subsidiaries or affiliates, violate Sections 3, 4 or 6 of this Agreement, in addition to and not in lieu of any other remedies available in connection with any suit at law or in equity, Buyer will be entitled to collect from the Restricted Parties any reasonable attorneys’ fees and costs incurred in bringing any action to enforce the terms of this Agreement against Restricted Parties, as well as any reasonable attorneys’ fees and costs for the collection of any judgments in favor of Buyer arising out of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that no Restricted Party will have, or shall be deemed to have, any responsibility or liability, directly or indirectly, for any action or inaction hereunder of any other Restricted Party that is an individual, unless such individual is acting in his or her capacity as an employee, officer, director or agent of a Restricted Party.
(b) The violation by Buyer of Section 5 of this Agreement could not be reasonably or adequately compensated by monetary damages. Therefore, in the event of any actual or threatened breach by Buyer of Section 5 of this Agreement, Sellers will be entitled (in addition to any other remedy that may be available, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of the Agreement, and (ii) an injunction restraining such actual breach or threatened breach. Buyer agrees that Sellers will not be required to post bond or other similar security in seeking such relief.
7. Miscellaneous.
(a) Amendments and Waivers. No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.
(b) Successors and Assigns; No Third Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties, which will not be unreasonably withheld; provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder (i) to one or more of its affiliates, (ii) for collateral security purposes to any lender providing financing Buyer or any of its affiliates and any such lender may exercise all of the rights and remedies of such party hereunder, and (iii) to any subsequent purchaser of Buyer or any material portion of its respective assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise) and that each Restricted Party will require any third party that acquires the Restricted Party or any material portion of its respective assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise) to be bound by the terms of this Agreement as if such third party were a Restricted Party under this Agreement and in the event of an asset sale to require such third party to enter into an agreement substantially similar this Agreement with the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

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(c) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such State or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.
(d) Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as hereinafter set forth or on the next business day after being deposited with a nationally recognized overnight courier service addressed as hereinafter set forth or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the telecopy number hereinafter set forth:
If to Restricted Parties, addressed to:
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103-4755 Attention: President
Fax No.: (215) 569-9979
with a copy to
CSS Industries, Inc.
1845 Walnut Street, Suite 800
Philadelphia, PA 19103-4755
Attention: General Counsel
Fax No.: (215) 569-9979
and a copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Justin W. Chairman
Fax No.:215-963-5001

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If to Buyer, addressed to:
Impact Innovations, Inc.
223 SE 1st Ave
Clara City, MN 56222
Attention: John Dammerman
Fax No.: 320-847-1350
with a copy to:
Lindquist & Vennum P.L.L.P.
4200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Charles Moorse
Fax No.: (612) 371-3207
and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section 6(e) except that any notice of change of address shall not be deemed given until actually received by the party to whom directed.
(e) Counterparts, Facsimile or PDF Emailed Executions. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or electronic file will be equally as effective as delivery of an original executed counterpart of this Agreement.
(f) Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
(g) Entire Agreement. Except for the Purchase Agreement (i) this Agreement supersedes all prior agreements between the parties with respect to the subject matter of this Agreement and (ii) this Agreement constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.
(h) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(i) Cumulative Remedies. The powers, rights, privileges and remedies provided in this Agreement are cumulative and not exclusive or alternative and are in addition to any and all other powers, rights, privileges and remedies granted by law, rule, regulation or instrument.

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(j) Further Assurances. Each of the parties will execute and deliver such additional instruments and other documents and will take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement.
(k) Independent Obligations. Nothing in this Agreement limits the Restricted Parties’ obligations, or the rights or remedies of Buyer, under the Purchase Agreement, and nothing in the Purchase Agreement limits the Restricted Parties’ obligations, or any of the rights or remedies of Buyer, under this Agreement.
* * * * *

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

BUYER:	RESTRICTED PARTIES:

IMPACT INNOVATIONS, INC.	CSS INDUSTRIES, INC.

By:	By:

Its:	Its:

CLEO INC

By:

Its:

BERWICK OFFRAY, LLC

By:

Its:

PAPER MAGIC GROUP, INC.

By:

Its:

C.R. GIBSON LLC

By:

Its: